Exhibit 10.1

EarthLink, Inc.

Board of Directors Compensation Plan

January 2006

  Retainer
    An independent Chairman of the Board receives a $55,000 annual retainer, paid semi-annually in advance ($27,500 following the January Board meeting and $27,000 following the July Board meeting).
    Each independent director (other than the Chairman of the Board) receives a $25,000 annual retainer, paid semi-annually in advance ($12,500 following January Board meeting and $12,500 following July Board meeting).
    The Compensation Committee chair (unless the chair is the Chairman of the Board), the Corporate Governance and Nominating Committee chair (unless the chair is the Chairman of the Board) and the Finance Committee chair (unless the chair is the Chairman of the Board) each receive an additional $10,000 annual retainer, paid semi-annually in advance.
    The Audit Committee chair (unless the chair is the Chairman of the Board) receives an additional $20,000 annual retainer, paid semi-annually in advance.
    An independent director designated to serve on the Board of Helio Inc. receives an additional $60,000 annual retainer, paid semi-annually in advance.
  Meeting fees
    Each independent director is paid $1,000 for each full Board meeting and Committee meeting he or she attends in person and $500 for each full Board meeting and Committee meeting he or she attends telephonically.
    An independent director designated to serve on the Board of Helio Inc. is paid $1,000 for each full Helio Inc. Board and Committee meeting he or she attends in person and $500 for each full Helio Inc. Board and Committee meeting he or she attends telephonically.
  Stock Options
    Independent directors receive an initial option grant of 15,000 options when they join the Board. These options vest over four years.
    Additionally, independent directors receive an annual option grant of 10,000 options on the first business day of January of each year. These also vest over four years.
  Restricted Stock Units
    Each independent director receives a grant of Restricted Stock Units valued at $30,000 annually (on the date of the July Board meeting). Restricted Stock Units will vest over four years, and upon vesting may be received in shares of stock or may be deferred into a deferred compensation plan.
      Note: Each RSU is equal to one share of EarthLink stock. Upon vesting, the RSUs may be received in shares of stock (in which case the recipient has taxable income equal to the value of the shares received on the date of vesting), or may be deferred into a deferred compensation plan where they continue to be equal to shares of EarthLink stock but where receipt and taxation may be deferred to later dates.
  Stock Appreciation Rights
    An independent director designated to serve on the Board of Helio Inc. receives a Stock Appreciation Right when he or she joins the Helio Inc. Board. This Stock Appreciation Right provides for a cash payment from EarthLink to the independent director based on the increase in value of 100,000 shares of Helio Inc. common stock over the period set forth in the Stock Appreciation Right. This Stock Appreciation Right vests over four years.
  Meeting expenses
    EarthLink reimburses directors for their expenses incurred in attending Board of Directors and Committee meetings.
  Education expenses
    EarthLink will pay up to $4,000 per year for program fees and associated travel expenses for each director to participate in one or more additional relevant director education programs. In selecting director education programs, directors should consider general Board governance and specific Committee focus.
    Unused amounts will not carry over from year to year.